Exhibit 99.4

               CirTran Cuts the Mustard with $5.4 Million Contract to Manufacture the New Sold-on-TV `Hot Dog Express'

SALT LAKE CITY, Jan. 24, 2005 - CirTran Corporation (OTC BB: CIRT), an international full-service contract manufacturer of IT, consumer and consumer electronics products, said announced that it has been awarded a contract worth a minium of $1.8 million over the next 12 months to manufacture the "Hot Dog Express(TM)." a new sold-on-TV consumer electronics product.

       Iehab J. Hawatmeh, founder, president and CEO of CirTran, said the contract is with Emson, Inc., a division of E. Mishan & Sons, Inc., of New York City, to be the exclusive manufacturer of the Hot Dog Express, which will be sold nationwide on TV, primarily through via infomercials. He said the contract runs through 2007, with minimum revenues to CirTran of $1.8 million per year, or $5.4 million over three years.

       Mr. Hawatmeh said that "being awarded this contract continues an exciting period of growth for CirTran into the new year." A week ago CirTran announced that it will report substantial growth when it files its 10-KSB with the Securities and Exchange Commission (see "CirTran Sites New Consumer Manufacturing Business for `Dramatic Increases' in Q4 and 2004 Year-end Results," Business Wire, January 14).

       "CirTran's strategy of building high-volume consumer and consumer electronics products, such as the Hot Dog Express, in Asia to complement our core IT manufacturing business in the U.S., is continuing to pay dividends," said Mr. Hawatmeh. He said that in the second half of fiscal 2004, ending December 31, some two-thirds of CirTran's revenues came from its Asian subsidiary, while its domestic business grew as well.
Manufactured by CirTran-Asia

       "Everybody loves hot dogs," Mr. Hawatmeh said, "and we think this staple of American life will taste even better when they're cooked on the Hot Dog Express."

       A small consumer electronics appliance, the Hot Dog Express includes an electric rotary grill and a section grill to cook hot dogs, buns, hamburgers, vegetables, shrimp, and other foods. It will be manufactured in China by CirTran-Asia, the wholly-owned, ShenZhen-based subsidiary of CirTran Corporation.

       "Emson is a well-known company with a strong track record marketing products on TV and in infomercials," Mr. Hawatmeh said. "CirTran is very proud to have won this contract from an industry leader. It will have a very positive effect on our revenue projections for 2004, and will also help to put CirTran in a highly-favorable position with potential customers, particularly those wanting to manufacture high-volume, low-margin products off shore." `Quality Operation, Quality Product

       Mike Ackerman, vice president of New York City-based Emson, said CirTran was awarded the contract to manufacture the Hot Dog Express "because it has a quality operation and produces quality products.

       "Emson has been impressed by the manufacturing wherewithal of Mr. Hawatmeh here in the U.S., also with Charles Ho, who heads CirTran operations in China," he said. "We look forward to a successful relationship and taking the Hot Dog Express to market in America this Spring."


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About CirTran Corporation

Founded in 1993, CirTran Corporation (OTC BB: CIRT, www.CirTran.com) is a premier international full-service contract manufacturer of low to mid size volume contracts for printed circuit board assemblies, cables and harnesses to the most exacting specifications. Headquartered in Salt Lake City, CirTran's modern 40,000-square foot manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities, while reducing costs and ensuring speedy time-to-market.

About CirTran-Asia

CirTran-Asia (www.CirTran-Asia.com) was formed in 2004 as a high-volume manufacturing arm and wholly-owned subsidiary of CirTran Corporation with its principal office in ShenZhen, China. CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment and household products manufacturing, focusing on being a leading manufacturer for the multi-billion dollar Direct Response Industry, which sells through infomercials, print and internet advertisements.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

Company Contact:                                     Press Contact:
Trevor M. Saliba                                     David A. Kaminer
CirTran Corporation                                  The Kaminer Group
+(801) 963-5112                                      +(914) 684-1934
trevor@cirtran.com                                   dkaminer@kamgrp.com